EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Annual Report of Titan Energy Worldwide, Inc. on Form 10-KSB of our report dated March 17, 2007 on our audits of the financial statements of Titan Energy Worldwide, Inc. as of December 31, 2006 and for the year then ended, which our reports are incorporated in the Form 10-KSB.

/s/ Gruber & Company, LLC

Lake Saint Louis, Missouri 63367
April 16, 2007